UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 18, 2005

Western Water Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-18756	33-0085833
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

102 Washington Avenue, Point Richmond, California		94801
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510-234-7400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01. Regulation FD Disclosure.

In a Quarterly Report on Form 10-Q, filed on February 11, 2005, Western Water Company (the "Company") reported that its ability to meet its financial obligations through the end of the current fiscal year (March 31, 2005) was dependent upon, among other things, the Company’s ability to sell additional assets.

Sale of West Basin Water Rights

On February 18, 2005, the Company entered into a Purchase and Sale Agreement for the sale of the Company’s 242.6 acre-feet of annual groundwater production allowance in the West Basin (Los Angeles County, California) ("the West Basin water rights"). The West Basin water rights are listed on the Company’s condensed consolidated balance sheets as of December 31, 2004 as Assets Held for Sale and carry book value of approximately $557,000, based on their historic acquisition cost. Under the Purchase and Sale Agreement, the purchaser will pay the Company approximately $728,000 for the West Basin water rights. The Company believes that the sales price represents the current fair market value of the West Basin water rights. As a result of the sale, the Company expects to record a gain on sale of assets in the approximate amount of $170,000, although the actual accounting treatment of the sale will not be determined until after the transaction closes.

Under the terms of the Purchase and Sale Agreement, the transaction will be consummated and proceeds paid to the Company upon Watermaster Confirmation (formal notification of the completion of the administrative process for registration of ownership of groundwater production rights in the West Basin). Based on past experience, the Company expects the transaction to be completed within two weeks, although the actual closing of the transaction is dependent upon the administrative actions of Watermaster, a department of the California Department of Water Resources, over which neither the Company nor the purchaser has any control.

Proceeds of the sale of the West Basin water rights will be used to fund the Company’s operating costs. Notwithstanding the sale of the West Basin water rights, which has been anticipated, the Company continues to face imminent liquidity challenges. As of December 31, 2004, the Company had cash and cash equivalents of $486,252. As previously reported, and notwithstanding the sale of the West Basin water rights, the Company is pursuing a short-term, asset-secured loan to fund the Company’s operations through its current planning horizon of September 30, 2005. The Company’s Convertible Subordinated Debentures (the "Debentures") in the amount of approximately $8,318,000 mature on September 30, 2005. In order to meet its obligation to pay the Debentures at maturity, the Company plans to monetize or re-capitalize its Cherry Creek Project. However, the Company can provide no assurance of its ability to arrange interim financing or to monetize and/or re-capitalize the Cherry Creek Project in time or in the amount necessary to meet its repayment obligation.

Further, the disclosures set forth in this Current Report on Form 8-K include forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated completion of the sale of the West Basin water rights, the anticipated gain on such sale, the Company’s pursuit of a short-term, asset-secured loan to fund operations, and the Company’s plans to monetize or re-capitalize its Cherry Creek Project. These forward-looking statements represent the Company’s current intentions, plans, expectations and beliefs. The Company assumes no obligation to update any forward-looking statements. In addition, the events described in the forward-looking statements may not actually occur. The Company’s actual results could differ materially from those described in this report as a result of various factors, risks and uncertainties, including the terms and conditions of any short-term loan the Company secures and the restrictions relating to business operations imposed by such a loan, as well as various factors affecting the marketability of the Cherry Creek Project, including the Company’s success in appealing the decision of the Colorado State Engineer with respect to its application for a substitute water plan in the Colorado water courts and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. For more information about these and other potential factors that could affect the Company’s business and financial results, see the discussion of "Risk Factors" in the Company’s most recent 10-K and 10-Q filings, available on the SEC’s website at www.sec.gov.

Item 8.01. Other Events.

The disclosures set forth in Item 7.01 above are incorporated under this Item 8.01 by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Water Company

February 24, 2005	By:	Michael Patrick George

Name: Michael Patrick George
Title: Chairman, President, Chief Executive Officer and Chief Financial Officer